Exhibit 99.2
NUANCE COMMUNICATIONS, INC.
THIRD QUARTER FISCAL 2011
EARNINGS ANNOUNCEMENT
PREPARED CONFERENCE CALL REMARKS
Nuance is providing a copy of prepared remarks in combination with its press release. This process and these remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, August 9, 2011 at 5:00 pm EDT and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.
To access the live broadcast, please visit the Investor Relations section of Nuance’s Website at www.nuance.com. The call can also be heard by dialing (800) 398-9402 or (612) 332-0523 at least five minutes prior to the call and referencing conference code 210912. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 210912.
Opening Remarks
In our press release this afternoon, we reported non-GAAP revenue in Q3 11 of $345.1 million, up 17.6% from $293.4 million a year ago. Total GAAP revenue in Q3 11 was $328.9 million, up 20.4% from $273.2 million in Q3 10. We recognized non-GAAP net income in Q3 11 of $111.2 million, representing $0.35 per diluted share, compared to non-GAAP net income of $91.3 million, or $0.30 per diluted share, in the same period last year. We recognized GAAP net income in Q3 11 of $41.6 million, or $0.13 per diluted share, compared to Q3 10 GAAP net loss of ($1.5) million, or ($0.01) per share. Nuance’s Q3 11 GAAP earnings per share included a one-time benefit of $0.11 per share from non-cash taxes related to an acquisition completed during Q3 11. Non GAAP operating margin was 35.4% for Q3 11, compared to 32.9% in Q3 10. Third quarter operating cash flow was $100.1 million, compared to $64.1 million in the same quarter a year ago. Nuance ended Q3 11 with a balance of cash and marketable securities of $483.6 million. (Please see the section below, “Discussion of Non-GAAP Financial Measures,” for more details on non-GAAP data.)
Discussion of Non-GAAP Revenue
Compared to Q3 10, Nuance’s Q3 11 non-GAAP revenue benefited from (1) growth in healthcare licenses and on-demand services, (2) strength in our mobile & consumer business, and (3) product licensing from our imaging business. In Q3 11, the United States contributed 72% of non-GAAP revenue and international contributed 28%.
At the end of Q3 11, the estimated 3-year value of total on-demand contracts was $1,312.4 million, up 21.2% from $1,083.1 million at the end of Q3 10. The trend toward customer preference for our volume-based and transactional pricing models continues. As more of our large customers and partners transition to these models, a greater proportion of bookings will contribute revenue over extended periods.

Table: Non-GAAP Revenue by Market

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2010	2010	2010	2010	2010	2011	2011	2011
Healthcare	$106.8	$106.9	$114.3	$121.3	$449.3	$117.8	$121.0	$139.3
Yr/Yr Organic Growth*	6%	13%	17%	16%	13%	3%	6%	12%
Mobile & Consumer	$66.4	$80.7	$72.2	$90.2	$309.4	$87.7	$93.7	$93.1
Yr/Yr Organic Growth*	15%	29%	14%	30%	22%	20%	17%	31%
Enterprise	$75.7	$71.3	$71.1	$78.0	$296.1	$72.5	$74.0	$69.9
Yr/Yr Organic Growth*	12%	(6)%	(13)%	(7)%	(4)%	(8)%	(0)%	(5)%
Imaging	$35.7	$33.9	$35.8	$35.4	$140.8	$39.3	$43.2	$42.8
Yr/Yr Organic Growth*	7%	9%	5%	(9)%	2%	7%	25%	16%

Total revenue	$284.6	$292.8	$293.4	$324.9	$1,195.7	$317.3	$332.0	$345.1

Yr/Yr Organic Growth*	10%	11%	6%	9%	9%	5%	10%	13%

*	Organic growth is calculated by comparing Nuance’s reported non-GAAP revenue to revenue in the same period in the prior year. For purposes of this calculation, revenue is adjusted to include revenue from companies acquired by Nuance, as if we had owned the acquired business in all periods presented.
Table: Non-GAAP Revenue by Type

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2010	2010	2010	2010	2010	2011	2011	2011
Product and Licensing	$130.2	$128.0	$121.8	$150.6	$530.7	$145.0	$152.7	$162.3
% of Revenue	46%	44%	42%	46%	44%	46%	46%	47%
Professional Services and Hosting	$104.5	$118.6	$124.2	$127.6	$474.9	$124.1	$130.1	$130.5
% of Revenue	37%	41%	42%	39%	40%	39%	39%	38%
Maintenance and Support	$49.9	$46.2	$47.4	$46.7	$190.1	$48.2	$49.2	$52.3
% of Revenue	18%	16%	16%	14%	16%	15%	15%	15%

Total revenue	$284.6	$292.8	$293.4	$324.9	$1,195.7	$317.3	$332.0	$345.1

Healthcare Solutions. Within our healthcare business, licenses and on-demand solutions contributed to revenue growth. During Q3 11, the annualized line run-rate in Nuance’s healthcare on-demand business was approximately 3.706 billion lines per year, up 12% from 3.295 billion lines per year during Q3 10. Nuance had very strong bookings in healthcare on-demand contracts, and continued to make progress in implementing on-demand contracts signed in prior quarters, which will contribute to future revenue. During Q3 11, Nuance completed the acquisition of Webmedx, augmenting Nuance’s transcription customer base and supplementing Nuance’s CLU technology base. Also during Q3 11, Nuance launched Dragon Medical 11 in UK English, French and German. In addition, Nuance launched its Nuance Healthcare Development Platform and Nuance SpeechAnywhere services to provide advanced, cloud-based medical speech-recognition services for healthcare information technology developers, and is actively recruiting developers and ISV partners. Key customers in Q3 11 included 3M, Carolinas, Catholic Health Partners, CHS, Dolbey, Health Region West, Medquist, Premier, Sutter Health, University of Pittsburgh Medical Center, WinScribe and Yale.
Mobile & Consumer Solutions. Within our mobile and consumer business, growth in the quarter was driven by product licenses in automobile, handset and Dragon consumer markets, as well as professional services revenue to support the implementation of recent handset and automobile design wins. In Q3 11, Nuance continued to secure significant new design wins and expanded functionality with our largest OEMs. In particular, Nuance had strong bookings in the automobile, handset and voicemail-to-text markets. Nuance’s momentum continued in connected car implementations, through a 3-year cooperation agreement signed with BMW, positioning Nuance as the exclusive supplier for dictation services; an agreement with Ford to add language understanding to Ford SYNC services; and the launch of Nuance’s in-car dictation prototype. The Q3 11 acquisition of SVOX strengthens Nuance’s position with an expanded technology portfolio and customer relationships in automobile, handset and other consumer electronics markets. Demand continues to grow for network-based and hybrid speech capabilities, as evidenced by increases in volumes of Nuance’s network services and recent Nuance Voice Control contracts with HTC and Pantech, including the recent release of additional services in HTC’s T-Mobile 4G Slide. Nuance recently launched its DragonGo! for iOS, with partnerships with CNN, eBay/Milo ESPN, Fandango, OpenTable, Pandora and others. Nuance is planning a future launch of DragonGo! for the Android market. DragonGo! represents an expansion of mobile search from understanding search terms to also understanding the user’s meaning or intent to provide search results that take the user directly to relevant information. In the voicemail-to-text market, Nuance had its highest bookings ever, including new or expanded relationships with Argentina LOA, T-Mobile US, Time Warner Cable, Telstra and Vodafone (Germany). In our Dragon dictation solutions, Q3 11 revenue benefited from the launch of Dragon NaturallySpeaking 11.5, with a launch of Dragon Dictate for Mac 2.5 in Q4 11. Key mobile & consumer customers and design wins in Q3 11 included Amazon, BMW, Coupons.com, eBay, Ford, GM, Harman Becker, HTC, Huawei, Hyundai, Landrover, Lenovo, Mobis, Motorola, Pantech, SK Telecom, T-Mobile, Telstra, Time Warner Cable, Vodafone and Volvo.
Enterprise Solutions. Within our enterprise business, license, professional services and maintenance growth in the quarter was offset by a decline in on-demand revenue. At the end of Q3 11, backlog hours in enterprise professional services stood at approximately 316,000 hours, as compared with approximately 312,000 hours at the end of Q3 10. The estimated future value of unimplemented contracts for the Nuance On Demand solution at the end of Q3 11 was $17.0 million, as compared with $27.8 million at the end of Q2 11, reflecting deployments at USAA and US Airways during the quarter, partially offset by new bookings at US Airways and PayPal. US Airways successfully deployed a very sophisticated application that includes personalized greetings, context-sensitive design and a natural language experience, and has received positive feedback from customers and press. Nuance’s professional services team continues to progress toward implementation of solutions under large contracts for the Nuance On Demand solution signed during FY 10, which will lead to future professional services and hosting revenue. In addition, during Q3 11, Nuance launched Nuance Complete Care solutions, integrated inbound/outbound, multi-channel solutions for customer care call centers that integrate inbound IVR with multi-channel proactive communications. Key enterprise customers in Q3 11 included Axa, Barclaycard, Cigna Healthcare, Citigroup, Farmer’s Insurance, HP, IBM, Kaiser Permanente, Lenovo, Michigan BCBS, PayPal, Suntrust Bank, USAA and US Airways.
Imaging Solutions. Within our imaging business, revenue growth was driven by sales of the eCopy ShareScan product, the launch of OmniPage 18 and the acquisition of Equitrac. A key growth initiative includes expanded cross-selling of our imaging products into the healthcare market, and early marketing efforts show encouraging results for FY 12. Nuance released PaperPort 14 during Q4 11, which includes cloud-based products and storage. Key imaging customers in Q3 11 included Canon, HP, Konica Minolta, Kroger, Marathon Oil, Ricoh and Xerox.
Discussion of Non-GAAP Cost of Revenue and Gross Margins
In Q3 11, cost of revenue was $104.3 million, for a gross margin of 69.8%, compared to Q3 10 gross margin of 69.2%. Gross margin for product and licensing improved to 89.0% in Q3 11 from 88.8% a year ago. Gross margin for professional services and hosting declined to 40.2% in Q3 11 from 44.3% a year ago, due to increased costs associated with personnel and equipment to support mobile services, enterprise and healthcare on-demand contracts, as well as revenue declines from Nuance Mobile Care and one enterprise on-demand customer. Gross margin for maintenance and support was essentially flat in Q3 11 compared to Q3 10.

Discussion of Non-GAAP Operating Expenses and Operating Margins
In Q3 11, operating margin was 35.4%, up from 32.9% in Q3 10, driven by leverage on operating expenses, as well as credits under a funded R&D arrangement with a customer. Expenses increased during Q3 11 due to accelerated investments related to strategic mobile partnerships, recent acquisitions, and increased sales and marketing, all to support recent product releases and future growth, as well as approximately $3 million in increased litigation expense. R&D expense declined primarily due to the funded R&D credits. In Q3 11, the R&D credit was $4.6 million, and in Q4 11 the credit is expected to be approximately $1.0 million.
Balance Sheet and Cash Flow Highlights
Cash and Cash Flow Activities
Nuance reported Q3 11 cash flow from operations of $100.1 million, up from $64.1 million in Q3 10, driven by increased profitability, improved collections and other factors, partially offset by $4.2 million of income tax benefits related to stock-based compensation deductions that are recorded as a use of cash in cash flow from operations and corresponding cash provided in cash flow from financing. At the end of Q3 11, our cash and marketable securities balance was approximately $483.6 million. Capital expenditures totaled $7.7 million for Q3 11, and depreciation was $6.9 million for Q3 11.
Days Sales Outstanding (DSO)
Beginning Q1 11, we have updated the manner in which we calculate DSO. Our updated calculation is as follows: Accounts receivable, net, divided by GAAP revenue for the period, multiplied by 90.
In Q3 11, DSO was 68 days, compared to 71 days in Q3 10. DSO improved due to improved cash collection, offset in part by accounts receivable balances from acquisitions closed late in the quarter which impacted DSO by 5 days. Below is a table providing historical DSO using this updated calculation:

	Q1 10	Q2 10	Q3 10	Q4 10	Q1 11	Q2 11	Q3 11
DSO	74	71	71	63	70	65	68
Deferred Revenue
Total deferred revenue increased from $206.3 million at the end of Q3 10 to $265.0 million at the end of Q3 11, and current deferred revenue increased from $139.1 million to $183.5 million over the same period. The increase in deferred revenue was primarily attributable to set-up and implementation activities related to our hosted offerings, billings in excess of revenues earned on several large professional services implementation projects and maintenance and support contracts in imaging.
Discussion of Q4 11 Guidance and Fiscal Year Outlook
We are raising the range on our fourth quarter revenue projection from the guidance we provided during the previous earnings call, based upon the strength in our mobile & consumer, healthcare and imaging businesses, in addition to contributions from recent acquisitions, including Equitrac, Webmedx and SVOX. Our healthcare business should benefit from a continuation of recent trends, including the momentum within our on-demand offerings, more robust purchasing of our radiology solutions and an increase in Dragon Medical license revenues in association with EHR usage.
Within our mobile and consumer business, we expect continued growth during Q4 11, based upon design wins, mobile services growth, acceptance of our consumer products and strong royalty reports. Revenues will reflect the benefits of past bookings and the heightened interest and acceptance for our offerings. Revenues will also benefit from continued investments in brand advertising and from investments in global language expansion.

In our imaging business, eCopy revenues, the acquisition of Equitrac and the launch of PaperPort 14 should assist growth in Q4 11. Our enterprise business should benefit from fiscal year-end licensing sales, offset primarily by the revenue decline associated with an on-demand customer.
Previously, we provided non-GAAP revenue guidance for fiscal Q4 of $352 to $370 million. Now, taking into account all the factors above, we expect Q4 11 non-GAAP revenues to be in the range of $380 million to $395 million. We expect GAAP revenues for Q4 11 to be in the range of $355.3 to $370.3 million. For the full year, we expect FY 11 non-GAAP revenues between $1,374.4 million and $1,389.4 million. We expect GAAP revenues for FY 11 to be in the range of $1,306.9 to $1,321.9 million.
Turning to expenses, we remind investors of our intention to fund investments in research and development, sales and professional services personnel to capture additional growth in FY 12. In particular, we are funding an unprecedented level of strategic engagements in our mobile market, where the demand for advanced mobile cloud-based services is growing rapidly. We expect these investments to contribute to growth in FY 12. Within healthcare, we are similarly investing in growth initiatives, intended to leverage our voice and clinical language understanding technologies with several key partners. We also note that cost synergies from recent acquisitions will mostly not be realized until early FY12. We also anticipate additional legal expenses, of around $5 million, in the fourth quarter, associated with current litigation activities.
We therefore expect FY 11 GAAP EPS to be in the range of $0.07 to $0.10 and FY 11 non-GAAP EPS to be in the range of $1.33 to $1.36. We expect Q4 11 GAAP EPS to be in the range of ($0.07) to ($0.04) and Q4 11 non-GAAP EPS to be in the range of $0.38 to $0.41.
Although we do not provide a specific forecast for cash flow from operations, we do expect in FY 11 to achieve strong cash flows, based upon increased revenues, strong margins and disciplined working capital practices. Investors should be advised, though, that during Q4 11, we will make payments for restructuring and services costs related to recently completed acquisitions, which will reduce cash flows by approximately $20 million.
This ends the prepared conference call remarks.
Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.
Enterprise professional services backlog hours. Nuance defines its enterprise professional services backlog hours as the accumulated estimated professional services hours necessary to fulfill all of its existing, executed professional services contracts within the enterprise business, including those that are cancelable by customers, based on the original estimate of hours sold. Nuance believes its professional services backlog hours are useful in forecasting its internal professional services needs, as well as for projecting future professional services revenues.
Estimated future value of unimplemented Nuance Enterprise on-demand contracts. Nuance considers contracts for its Nuance On Demand solutions to be unimplemented for the time period from execution of the contract with the customer until such time as implementation and set-up services are complete and the customers have begun utilizing the on-demand platform. Once a contract is implemented, the entire estimated value of the contract is deducted from the total. Because contracts for our Nuance On Demand solutions are generally large, multi-year contracts, the aggregate estimated value of these contracts can materially increase or decrease from period to period as contracts are executed and implemented.
Annualized line run-rate in Nuance’s healthcare on-demand business. Nuance determines this run-rate using billed equivalent line counts in a given quarter, multiplied by four.
Estimated 3-year value of total on-demand contracts. Nuance determines this value as of the end of the period reported, by using our best estimate of all anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on estimates used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond 3 years, we include only the value expected within 3 years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.
Safe Harbor and Forward-Looking Statements
Statements in this document regarding continued growth in the fourth fiscal quarter, strength in our healthcare, mobile-consumer and imaging business, improvements in our enterprise business, investments in sales and marketing resources, enterprise professional services backlog, the value of unimplemented Nuance On Demand contracts, growth in the remainder of fiscal 2011, new product and service offerings, moderation of expenses associated with sales, services, and research and development, increases in advertising and promotion expenses, the general economic condition, fourth quarter and fiscal 2011 financial performance and Nuance managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for Nuance’s existing and future products; economic conditions in the United States and abroad; Nuance’s ability to control and successfully manage its expenses and cash position; the effects of competition, including pricing pressure; possible defects in Nuance’s products and technologies; the ability of Nuance to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; and the other factors described in Nuance’s annual report on Form 10-K for the fiscal year ended September 30, 2010 and Nuance’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Nuance disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.
The information included in this press release should not be viewed as a substitute for full GAAP financial statements.
Discussion of Non-GAAP Financial Measures
Management utilizes a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP revenue and earnings per share. Consistent with this approach, we believe that disclosing non-GAAP revenue and non-GAAP earnings per share to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP revenue and earnings per share, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and nine months ended June 30, 2011 and 2010, and, in particular, in evaluating our revenue and earnings per share, our management has either included or excluded items in six general categories, each of which are described below.
Acquisition-Related Revenue and Cost of Revenue.
The Company provides supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from eCopy for the three and nine months ended June 30, 2011, that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that the Company would have otherwise recognized had the Company not acquired intellectual property and other assets from the same customer during the same quarter. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of the Company’s economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. The Company includes non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. The Company believes these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, the Company historically has experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, the Company generally will incur these adjustments in connection with any future acquisitions.
Acquisition-Related Costs, Net.
In recent years, the Company has completed a number of acquisitions, which result in operating expenses which would not otherwise have been incurred. The Company provides supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. The Company considers these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of the control of the Company. Furthermore, the Company does not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. The Company believes that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.
These acquisition-related costs are included in the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, the Company generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:
(i) Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services provided by third parties.
(ii) Professional service fees. Professional service fees include direct costs of the acquisition, as well as post-acquisition legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.
(iii) Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.
Amortization of Acquired Intangible Assets.
The Company excludes the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. Although the Company excludes amortization of acquired intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.
Costs Associated with IP Collaboration Agreement.
In order to gain access to a third party’s extensive speech recognition technology and natural language and semantic processing technology, Nuance has entered into three IP collaboration agreements, with terms ranging between five and six years. Depending on the agreement, some or all intellectual property derived from these collaborations will be jointly owned by the two parties. For the majority of the developed intellectual property, Nuance will have sole rights to commercialize such intellectual property for periods ranging between two to six years, depending on the agreement. For non-GAAP purposes, Nuance considers these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity, outside of its normal, organic, continuing operating activities, and is therefore presenting this supplemental information to show the results excluding these expenses. Nuance does not exclude from its non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Although the Company’s bonus program and other performance-based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results.
Non-Cash Expenses.
The Company provides non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:
(i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in the Company’s history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. The Company evaluates performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond the Company’s control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, the Company does not include such charges in operating plans. Stock-based compensation will continue in future periods.
(ii and iii) Certain accrued interest and income taxes. The Company also excludes certain accrued interest and certain accrued income taxes because the Company believes that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.
Other Expenses.
The Company excludes certain other expenses that are the result of unplanned events to measure operating performance and current and future liquidity both with and without these expenses; and therefore, by providing this information, the Company believes management and the users of the financial statements are better able to understand the financial results of what the Company considers to be its organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items also include adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash.
The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. The Company further believes that providing this information allows investors to not only better understand the Company’s financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.
Financial Tables Follow

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended		Nine months ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues:
Product and licensing	$152,745	$108,840	$428,181	$335,228
Professional services and hosting	125,347	117,875	377,078	337,798
Maintenance and support	50,817	46,488	146,441	136,159

Total revenues	328,909	273,203	951,700	809,185

Cost of revenues:
Product and licensing	15,820	10,901	47,950	34,194
Professional services and hosting	83,301	71,353	248,003	206,349
Maintenance and support	8,836	7,631	26,645	23,335
Amortization of intangible assets	13,087	11,893	40,541	35,095

Total cost of revenues	121,044	101,778	363,139	298,973

Gross profit	207,865	171,425	588,561	510,212

Operating expenses:
Research and development	42,245	38,916	129,898	113,797
Sales and marketing	73,336	67,219	225,817	196,680
General and administrative	35,901	29,887	104,271	88,643
Amortization of intangible assets	20,972	21,459	65,221	65,786
Acquisition-related costs, net	8,595	6,125	13,910	26,892
Restructuring and other charges, net	864	3,257	5,343	16,244

Total operating expenses	181,913	166,863	544,460	508,042

Income from operations	25,952	4,562	44,101	2,170

Other expense, net	(7,721)	(4,261)	(15,736)	(18,915)

Income (loss) before income taxes	18,231	301	28,365	(16,745)

(Benefit) provision for income taxes	(23,390)	1,831	(14,982)	4,459

Net income (loss)	$41,621	$(1,530)	$43,347	$(21,204)

Net income (loss) per share:
Basic	$0.14	$(0.01)	$0.14	$(0.07)

Diluted	$0.13	$(0.01)	$0.14	$(0.07)

Weighted average common shares outstanding:
Basic	303,100	291,610	300,846	285,202

Diluted	317,802	291,610	314,791	285,202

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	June 30, 2011	September 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$446,981	$516,630
Restricted cash	7,212	24,503
Marketable securities	36,617	5,044
Accounts receivable, net	247,972	217,587
Acquired unbilled accounts receivable	914	7,412
Prepaid expenses and other current assets	79,339	70,466

Total current assets	819,035	841,642

Land, building and equipment, net	79,623	62,083
Marketable securities	—	28,322
Goodwill	2,318,555	2,077,943
Intangible assets, net	757,599	685,865
Other assets	75,375	73,844

Total assets	$4,050,187	$3,769,699

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt and capital leases	$6,909	$7,764
Contingent and deferred acquisition payments	34,712	2,131
Accounts payable and accrued expenses	239,867	230,237
Deferred and unearned revenue	183,455	142,340

Total current liabilities	464,943	382,472

Long-term portion of debt and capital leases	852,444	851,014
Long-term deferred revenue	81,502	76,598
Other long term liabilities	188,514	162,419

Total liabilities	1,587,403	1,472,503

Stockholders’ equity	2,462,784	2,297,196

Total liabilities and stockholders’ equity	$4,050,187	$3,769,699

Nuance Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended		Nine months ended
	June 30,		June 30,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income (loss)	$41,621	$(1,530)	$43,347	$(21,204)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	40,996	38,761	125,719	116,738
Stock-based compensation	33,788	28,094	109,505	72,868
Non-cash interest expense	3,155	3,222	9,524	9,746
Non-cash restructuring and other expense	—	—	—	6,833
Deferred tax provision	(36,291)	(1,210)	(35,727)	(2,321)
Other	3,559	1,005	4,259	1,671
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(1,160)	(4,482)	(3,679)	(13,023)
Prepaid expenses and other assets	(5,899)	(1,150)	(17,095)	(4,869)
Accounts payable	(8,553)	(1,711)	(9,999)	(3,960)
Accrued expenses and other liabilities	21,085	2,532	(9,950)	(7,825)
Deferred revenue	7,758	587	43,603	30,044

Net cash provided by operating activities	100,059	64,118	259,507	184,698

Cash flows from investing activities:
Capital expenditures	(7,703)	(8,434)	(24,267)	(16,284)
Payments for acquisitions, net of cash acquired	(302,491)	3,470	(319,299)	(155,882)
Payments for acquired technology	—	(7,500)	(715)	(14,850)
Payments for equity investments	—	—	—	(14,970)
Purchases of marketable securities	—	—	(10,776)	—
Proceeds from sales of marketable securities	—	—	6,650	—
Change in restricted cash balance	—	(22,070)	17,184	(22,070)

Net cash used in investing activities	(310,194)	(34,534)	(331,223)	(224,056)

Cash flows from financing activities:
Payments of debt and capital leases	(1,773)	(2,312)	(5,864)	(6,376)
Payments of other long-term liabilities	(2,520)	(2,501)	(7,794)	(7,319)
Proceeds on settlement of share-based derivatives, net	10,042	2,607	9,414	6,391
Excess tax benefits on employee equity awards	4,200	—	8,220	—
Proceeds from issuance of common stock, net of issuance costs	—	12,350	—	12,350
Proceeds from issuance of common stock from employee stock plans	7,101	4,009	21,712	22,832
Cash used to net share settle employee equity awards	(3,601)	(8,256)	(30,027)	(18,040)

Net cash provided by (used in) financing activities	13,449	5,897	(4,339)	9,838

Effects of exchange rate changes on cash and cash equivalents	1,955	(5,211)	6,406	(5,444)

Net (decrease) increase in cash and cash equivalents	(194,731)	30,270	(69,649)	(34,964)
Cash and cash equivalents at beginning of period	641,712	461,804	516,630	527,038

Cash and cash equivalents at end of period	$446,981	$492,074	$446,981	$492,074

Nuance Communications, Inc.
Supplemental Financial Information — GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)
Unaudited

	Three months ended		Nine months ended
	June 30 ,		June 30 ,
	2011	2010	2011	2010
GAAP revenue	$328,909	$273,203	$951,700	$809,185
Acquisition-related revenue adjustments: product and licensing	9,562	12,922	31,821	44,726
Acquisition-related revenue adjustments: professional services and hosting	5,197	6,359	7,585	9,632
Acquisition-related revenue adjustments: maintenance and support	1,463	900	3,297	7,269

Non-GAAP revenue	$345,131	$293,384	$994,403	$870,812

GAAP cost of revenue	$121,044	$101,778	$363,139	$298,973
Cost of revenue from amortization of intangible assets	(13,087)	(11,893)	(40,541)	(35,095)
Cost of revenue adjustments: product and licensing (1,2)	2,038	2,794	6,807	8,920
Cost of revenue adjustments: professional services and hosting (1,2)	(5,197)	(2,181)	(19,564)	(7,086)
Cost of revenue adjustments: maintenance and support (1,2)	(518)	(165)	(1,545)	(582)

Non-GAAP cost of revenue	$104,280	$90,333	$308,296	$265,130

GAAP gross profit	$207,865	$171,425	$588,561	$510,212
Gross profit adjustments	32,986	31,626	97,546	95,470

Non-GAAP gross profit	$240,851	$203,051	$686,107	$605,682

GAAP income from operations	$25,952	$4,562	$44,101	$2,170
Gross profit adjustments	32,986	31,626	97,546	95,470
Research and development (1)	5,280	2,282	18,188	6,731
Sales and marketing (1)	10,341	12,516	32,748	29,813
General and administrative (1)	11,883	10,512	36,481	27,544
Amortization of intangible assets	20,972	21,459	65,221	65,786
Costs associated with IP collaboration agreements	5,250	4,208	14,500	12,208
Acquisition-related costs, net	8,595	6,125	13,910	26,892
Restructuring and other charges, net	864	3,257	5,343	16,244

Non-GAAP income from operations	$122,123	$96,547	$328,038	$282,858

GAAP (benefit) provision for income taxes	$(23,390)	$1,831	$(14,982)	$4,459
Non-cash taxes	29,390	3,471	28,781	6,772

Non-GAAP provision for income taxes	$6,000	$5,302	$13,799	$11,231

GAAP net income (loss)	$41,621	$(1,530)	$43,347	$(21,204)
Acquisition-related adjustment — revenue (2)	16,222	20,181	42,703	61,627
Acquisition-related adjustment — cost of revenue (2)	(2,607)	(3,232)	(7,786)	(10,032)
Acquisition-related costs, net	8,595	6,125	13,910	26,892
Cost of revenue from amortization of intangible assets	13,087	11,893	40,541	35,095
Amortization of intangible assets	20,972	21,459	65,221	65,786
Non-cash stock-based compensation (1)	33,788	28,094	109,505	72,868
Non-cash interest expense, net	3,155	3,222	9,524	9,746
Non-cash income taxes	(29,390)	(3,471)	(28,781)	(6,772)
Costs associated with IP collaboration agreements	5,250	4,208	14,500	12,208
Change in fair value of share-based instruments	(395)	1,044	(10,844)	(3,663)
Restructuring and other charges, net	864	3,257	5,343	16,244

Non-GAAP net income	$111,162	$91,250	$297,183	$258,795

Non-GAAP diluted net income per share	$0.35	$0.30	$0.94	$0.86

Diluted weighted average common shares outstanding	317,802	305,427	314,791	300,511

Nuance Communications, Inc.
Supplemental Financial Information — GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended		Nine months ended
	June 30 ,		June 30 ,
	2011	2010	2011	2010
(1) Non-Cash Stock-Based Compensation
Cost of product and licensing	$2	$7	$29	$25
Cost of professional services and hosting	5,764	2,612	20,514	8,173
Cost of maintenance and support	518	165	1,545	582
Research and development	5,280	2,282	18,188	6,731
Sales and marketing	10,341	12,516	32,748	29,813
General and administrative	11,883	10,512	36,481	27,544

Total	$33,788	$28,094	$109,505	$72,868

(2) Acquisition-Related Revenue and Cost of Revenue
Revenue	$16,222	$20,181	$42,703	$61,627
Cost of product and licensing	(2,040)	$(2,801)	(6,836)	(8,945)
Cost of professional services and hosting	(567)	(431)	(950)	(1,087)
Cost of maintenance and support	—	—	—	—

Total	$13,615	$16,949	$34,917	$51,595

Nuance Communications, Inc.
Supplemental Financial Information — GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
Healthcare	2010	2010	2010	2010	2010	2011	2011	2011
GAAP Revenue	$105.5	$105.8	$113.5	$119.8	$444.6	$117.4	$120.7	$135.4
Adjustment	$1.3	$1.1	$0.8	$1.5	$4.7	$0.4	$0.3	$3.9

Non-GAAP Revenue	$106.8	$106.9	$114.3	$121.3	$449.3	$117.8	$121.0	$139.3

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
Mobile & Consumer	2010	2010	2010	2010	2010	2011	2011	2011
GAAP Revenue	$64.1	$77.8	$66.3	$89.2	$297.3	$86.1	$93.1	$91.6
Adjustment	$2.3	$2.9	$5.9	$1.0	$12.1	$1.6	$0.6	$1.5

Non-GAAP Revenue	$66.4	$80.7	$72.2	$90.2	$309.4	$87.7	$93.7	$93.1

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
Enterprise	2010	2010	2010	2010	2010	2011	2011	2011
GAAP Revenue	$75.4	$70.9	$71.0	$76.6	$293.9	$71.1	$72.3	$68.5
Adjustment	$0.3	$0.4	$0.1	$1.4	$2.2	$1.4	$1.7	$1.4

Non-GAAP Revenue	$75.7	$71.3	$71.1	$78.0	$296.1	$72.5	$74.0	$69.9

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
Imaging Revenue	2010	2010	2010	2010	2010	2011	2011	2011
GAAP Revenue	$18.0	$18.5	$22.4	$24.2	$83.1	$29.2	$32.8	$33.4
Adjustment	$17.7	$15.4	$13.4	$11.2	$57.7	$10.0	$10.4	$9.4

Non-GAAP Revenue	$35.7	$33.9	$35.8	$35.4	$140.8	$39.3	$43.2	$42.8

Schedules may not add due to rounding.

Nuance Communications, Inc.
Supplemental Financial Information — GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
Total Revenue	2010	2010	2010	2010	2010	2011	2011	2011
GAAP Revenue	$263.0	$273.0	$273.2	$309.8	$1,118.9	$303.8	$319.0	$328.9
Adjustment	$21.6	$19.8	$20.2	$15.1	$76.7	$13.4	$13.0	$16.2

Non-GAAP Revenue	$284.6	$292.8	$293.4	$324.9	$1,195.7	$317.3	$332.0	$345.1

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
Healthcare	2010	2010	2010	2010	2010	2011	2011	2011
GAAP Revenue	$105.5	$105.8	$113.5	$119.8	$444.6	$117.4	$120.7	$135.4
Adjustment	$1.3	$1.1	$0.8	$1.5	$4.7	$0.4	$0.3	$3.9

Non-GAAP Revenue	$106.8	$106.9	$114.3	$121.3	$449.3	$117.8	$121.0	$139.3

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
Mobile & Consumer	2010	2010	2010	2010	2010	2011	2011	2011
GAAP Revenue	$64.1	$77.8	$66.3	$89.2	$297.3	$86.1	$93.1	$91.6
Adjustment	$2.3	$2.9	$5.9	$1.0	$12.1	$1.6	$0.6	$1.5

Non-GAAP Revenue	$66.4	$80.7	$72.2	$90.2	$309.4	$87.7	$93.7	$93.1

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
Enterprise	2010	2010	2010	2010	2010	2011	2011	2011
GAAP Revenue	$75.4	$70.9	$71.0	$76.6	$293.9	$71.1	$72.3	$68.5
Adjustment	$0.3	$0.4	$0.1	$1.4	$2.2	$1.4	$1.7	$1.4

Non-GAAP Revenue	$75.7	$71.3	$71.1	$78.0	$296.1	$72.5	$74.0	$69.9

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
Imaging Revenue	2010	2010	2010	2010	2010	2011	2011	2011
GAAP Revenue	$18.0	$18.5	$22.4	$24.2	$83.1	$29.2	$32.8	$33.4
Adjustment	$17.7	$15.4	$13.4	$11.2	$57.7	$10.0	$10.4	$9.4

Non-GAAP Revenue	$35.7	$33.9	$35.8	$35.4	$140.8	$39.3	$43.2	$42.8

Product and Licensing	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
Revenue	2010	2010	2010	2010	2010	2011	2011	2011
GAAP Revenue	$113.2	$113.2	$108.8	$138.2	$473.5	$133.8	$141.6	$152.7
Adjustment	$17.0	$14.8	$13.0	$12.4	$57.2	$11.1	$11.1	$9.6

Non-GAAP Revenue	$130.2	$128.0	$121.8	$150.6	$530.7	$145.0	$152.7	$162.3

Professional Services	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
and On-Demand Revenue	2010	2010	2010	2010	2010	2011	2011	2011
GAAP Revenue	$103.7	$116.2	$117.9	$125.8	$463.6	$122.8	$128.9	$125.3
Adjustment	$0.8	$2.4	$6.3	$1.8	$11.3	$1.2	$1.1	$5.2

Non-GAAP Revenue	$104.5	$118.6	$124.2	$127.6	$474.9	$124.1	$130.1	$130.5

Maintenance and Support	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
Revenue	2010	2010	2010	2010	2010	2011	2011	2011
GAAP Revenue	$46.1	$43.6	$46.5	$45.8	$181.9	$47.2	$48.5	$50.8
Adjustment	$3.8	$2.6	$0.9	$0.9	$8.2	$1.1	$0.8	$1.5

Non-GAAP Revenue	$49.9	$46.2	$47.4	$46.7	$190.1	$48.2	$49.2	$52.3

Schedules may not add due to rounding.

Nuance Communications, Inc.
Supplemental Non-Financial Information
Unaudited

	Q1	Q2	Q3	Q4	Q1	Q2	Q3
	2010	2010	2010	2010	2011	2011	2011
Enterprise Professional Services Backlog Hours (in thousands)	250.2	266.8	312.0	328.2	335.2	333.2	316.2
Estimated Future Value of Unimplemented Nuance Enterprise On-Demand Contracts (in millions)	41.8	45.0	47.1	50.4	31.2	27.8	17.0
Annualized Line Run-Rate in Nuance’s Healthcare On-Demand Business (in billions)	3.003	3.137	3.295	3.349	3.554	3.650	3.706
Estimated 3-year Value of Total On-Demand Contracts (in millions)	968.6	1,025.0	1,083.1	1,143.2	1,174.4	1,225.5	1,312.4

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended
	September 30, 2011
	Low	High
GAAP revenue	$355,300	$370,300
Acquisition-related adjustment — revenue	24,700	24,700

Non-GAAP revenue	$380,000	$395,000

GAAP net loss per share	$(0.07)	$(0.04)
Acquisition-related adjustment — revenue	0.08	0.08
Acquisition-related adjustment — cost of revenue	(0.01)	(0.01)
Acquisition-related costs, net	0.03	0.03
Cost of revenue from amortization of intangible assets	0.04	0.04
Amortization of intangible assets	0.07	0.07
Non-cash stock-based compensation	0.12	0.12
Non-cash interest expense	0.01	0.01
Non-cash income taxes	0.06	0.06
Costs associated with IP collaboration agreements	0.02	0.02
Restructuring and other charges, net	0.03	0.03

Non-GAAP net income per share	$0.38	$0.41

Shares used in computing GAAP and non-GAAP net income per share:

Weighted average common shares: basic	306,500	306,500

Weighted average common shares: diluted	321,000	321,000

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended
	September 30, 2011
	Low	High
GAAP revenue	$1,306,905	$1,321,905
Acquisition-related adjustment — revenue	67,500	67,500

Non-GAAP revenue	$1,374,405	$1,389,405

GAAP net income per share	$0.07	$0.10
Acquisition-related adjustment — revenue	0.21	0.21
Acquisition-related adjustment — cost of revenue	(0.03)	(0.03)
Acquisition-related costs, net	0.08	0.08
Cost of revenue from amortization of intangible assets	0.17	0.17
Amortization of intangible assets	0.28	0.28
Non-cash stock-based compensation	0.46	0.46
Non-cash interest expense	0.04	0.04
Non-cash income taxes	(0.03)	(0.03)
Costs associated with IP collaboration agreements	0.06	0.06
Change in fair value of share-based instruments	(0.03)	(0.03)
Restructuring and other charges, net	0.05	0.05

Non-GAAP net income per share	$1.33	$1.36

Shares used in computing GAAP and non-GAAP net income per share:

Weighted average common shares: basic	302,000	302,000

Weighted average common shares: diluted	316,500	316,500